Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations: Sheri Woodruff 610-893-9555 Office 609-933-9243 Mobile swoodruff@tycoelectronics.com	Investor Relations: John Roselli 610-893-9559 Office john.roselli@tycoelectronics.com Keith Kolstrom 610-893-9551 Office keith.kolstrom@tycoelectronics.com

TYCO ELECTRONICS REPORTS FIRST QUARTER RESULTS

First Quarter Results

•      Net Sales Decreased 21 Percent to $2.8 Billion; Organic Sales Declined 18 Percent

•      Loss Per Share From Continuing Operations of $0.08 on a GAAP Basis; Adjusted Earnings Per Share (EPS) of $0.22

Second Quarter Outlook

•      Company Expects Sales to Decline 32 to 35 Percent With an Organic Sales Decline of 28 to 31 Percent

•      GAAP Loss From Continuing Operations Expected to be $0.10 to $0.15; Adjusted EPS Expected to be $0.05 to $0.10

PEMBROKE, Bermuda — Jan. 28, 2009 — Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) today reported results for the fiscal first quarter ended Dec. 26, 2008.  The company reported net sales of $2.8 billion for the fiscal first quarter, a decrease of 21 percent compared to the prior-year period.  Excluding currency effects, the organic sales decline was 18 percent.  The GAAP loss per share from continuing operations was $0.08 for the quarter, compared to diluted EPS of $1.74 in the prior-year period.  Included in the loss per share from continuing operations were $0.30 per share of charges — $0.15 per share of costs associated with the termination of a contract by the State of New York, $0.12 per share of restructuring costs and $0.03 per share of charges related to other items.  This compares to $1.15 per share of tax sharing income and $0.03 of restructuring charges in the prior-year quarter.  Adjusted EPS from continuing operations were $0.22 in the quarter, a decrease of 65 percent from last year’s adjusted EPS of $0.62.

“We are in a very challenging and, in many ways, unprecedented environment,” said Tyco Electronics Chief Executive Officer Tom Lynch.  “Our business is experiencing a significant deterioration in demand, especially in the global consumer markets served by our Electronic Components segment.  In automotive — our largest market — sales declined 31 percent on an organic basis compared to the prior year.  In addition to weak end-user demand, inventory adjustments across the supply chain contributed to our overall sales declines.  Despite these circumstances, I am confident that we will improve our competitive position by staying close to our customers, continuing to invest in key technologies, reducing our cost structure and maintaining our financial strength.”

Organic Sales Growth, Adjusted Operating Income, Adjusted EPS, Adjusted Operating Margin and Free Cash Flow are all non-GAAP financial measures and are described at the end of this press release.  For a reconciliation of these non-GAAP measures, see the attached tables.  All dollar amounts are pre-tax and stated in millions.  All comparisons are to the quarter ended Dec. 28, 2007 unless otherwise indicated.

($ in millions)	Dec 26, 2008	Dec 28, 2007	$ Change	% Change

Net Sales	$2,809	$3,558	$(749)	(21)%
Operating Income/(Loss)	$(21)	$472	$(493)	NM
Restructuring-Related Costs	$(78)	$(21)
Other Items, Net	$(128)	$0
Adjusted Operating Income	$185	$493	$(308)	(62)%
Operating Margin	NM	13.3%
Adjusted Operating Margin	6.6%	13.9%

The GAAP operating loss was $21 million, compared to $472 million of income in the prior-year period.  Included in the current quarter operating income were restructuring costs of $78 million and other items of $128 million.  Included in prior-year operating income were $21 million of restructuring costs.  Excluding these items in both periods, adjusted operating income was $185 million compared to $493 million a year ago, a decrease of 62 percent.  The adjusted operating margin was 6.6 percent, compared to 13.9 percent a year ago — reflecting a 21 percent decline in sales, primarily in the company’s Electronic Components segment, as well as approximately $50 million of losses related to foreign currency hedging activity.

CASH FLOW

Free cash flow was a use of $79 million in the quarter.  Cash from continuing operations was $33 million versus $387 million in the prior-year quarter, primarily reflecting lower operating income and increased cash restructuring costs.

ADDITIONAL ITEMS

•      On Jan. 14, 2009, the company announced that its Board of Directors had unanimously approved a proposed change of the company’s place of incorporation from Bermuda to Switzerland.  If approved by the company’s shareholders, Tyco Electronics intends to implement the change as soon as practicable.

•      As disclosed on Jan. 15, 2009, the New York State Office for Technology terminated a master agreement for construction, operation and maintenance of the Statewide Wireless Network.  First fiscal quarter results include charges of $111 million related to this termination.  The charges include a $61 million asset impairment, as well as a $50 million request for payment under a standby letter of credit.  Tyco Electronics believes that the termination was improper and is currently pursuing legal remedies to protect its rights under the contract.

ORDERS

Total company orders declined 35 percent compared to the prior year.  On an organic basis, excluding the effects of currency translation, orders declined 33 percent and the book-to-bill ratio was 0.96.  Order rates in the Electronic Components segment declined 34 percent organically compared to the prior year and the book-to-bill ratio was 0.88, reflecting declines in all regions and nearly all end markets.

SECOND QUARTER FISCAL 2009 OUTLOOK

For the second quarter of fiscal 2009, the company expects a sales decline of 32 to 35 percent below prior-year sales of $3.7 billion, with an organic sales decline of 28 to 31 percent.  The company further expects a GAAP loss from continuing operations of $0.10 to $0.15, which includes restructuring costs of approximately $0.20 per share.  Adjusted EPS from continuing operations are expected to be $0.05 to $0.10, compared to adjusted EPS of $0.67 in the prior-year period.  This outlook assumes current foreign exchange rates.

SEGMENT RESULTS

Tyco Electronics is comprised of four reporting segments: Electronic Components, Network Solutions, Undersea Telecommunications and Wireless Systems.

Electronic Components

The Electronic Components segment is one of the world’s largest suppliers of passive electronic components, including connectors and interconnect systems, relays, switches, circuit protection devices, touchscreens, sensors, and wire and cable.

($ in millions)	Dec 26, 2008	Dec 28, 2007	$ Change	% Change	Organic Growth
Net Sales	$1,992	$2,640	$(648)	(25)%	(22)%
Operating Income	$12	$352	$(340)	(97)%
Restructuring-Related Costs	$(56)	$(15)
Other Items	$(8)	$0
Adjusted Operating Income	$76	$367	$(291)	(79)%
Operating Margin	0.6%	13.3%
Adjusted Operating Margin	3.8%	13.9%

Sales in the segment declined 25 percent compared to the prior-year quarter and declined 22 percent organically.  On an organic basis, the company experienced declines in the automotive (-31 percent), computer (-30 percent), communications (-19 percent) and industrial (-9 percent) markets.  Specifically in automotive, Europe declined 36 percent, North America declined 33 percent, and Asia declined 22 percent.

Operating income decreased by $340 million and adjusted operating income decreased by $291 million.  The adjusted operating margin decreased due to the sales declines, as well as an approximately $50 million loss related to currency hedging activities.  Excluding the losses associated with these hedging activities, the adjusted operating margin was 6.3 percent.  Restructuring costs in the quarter were $56 million and other charges were $8 million, compared to $15 million of restructuring costs in the prior-year quarter.

Network Solutions

The Network Solutions segment is one of the world’s largest suppliers of infrastructure components and systems for the communication service provider, building networks and energy markets.

($ in millions)	Dec 26, 2008	Dec 28, 2007	$ Change	% Change	Organic Growth
Net Sales	$456	$512	$(56)	(11)%	(2)%
Operating Income	$45	$69	$(24)	(35)%
Restructuring-Related Costs	$(19)	$(5)
Adjusted Operating Income	$64	$74	$(10)	(14)%
Operating Margin	9.9%	13.5%
Adjusted Operating Margin	14.0%	14.5%

Segment sales declined 11 percent compared to the prior-year quarter and declined 2 percent organically.  On an organic basis, sales to the energy market grew 3 percent, while sales to the communication service provider and building networks markets each declined 5 percent.

Operating income decreased by $24 million and adjusted operating income decreased by $10 million.  The decrease in the adjusted operating margin was primarily due to the overall sales decline.  Restructuring costs in the quarter were $19 million, compared to $5 million in the prior-year quarter.

Undersea Telecommunications

The company’s Undersea Telecommunications segment is a world leader in developing, manufacturing, installing and maintaining the world’s most advanced fiber optic undersea networks.

($ in millions)	Dec 26, 2008	Dec 28, 2007	$ Change	% Change	Organic Growth
Net Sales	$265	$314	$(49)	(16)%	(16)%
Operating Income	$38	$43	$(5)	(12)%
Restructuring-Related Costs	$(3)	$(1)
Adjusted Operating Income	$41	$44	$(3)	(7)%
Operating Margin	14.3%	13.7%
Adjusted Operating Margin	15.5%	14.0%

Sales in the segment declined 16 percent organically versus the prior year due to construction of a large trans-Pacific project in the prior-year period.  Adjusted operating income decreased $3 million.  The adjusted operating margin increased to 15.5 percent, driven by a favorable project mix.  Restructuring costs in the quarter were $3 million, compared to $1 million in the prior-year quarter.

Wireless Systems

The Wireless Systems segment is a leading innovator of wireless technology for critical communications.

($ in millions)	Dec 26, 2008	Dec 28, 2007	$ Change	% Change	Organic Growth
Net Sales	$96	$92	$4	4%	5%
Operating Income/ (Loss)	$(107)	$8	$(115)	NM
Other Items	$(111)	$0
Adjusted Operating Income	$4	$8	$(4)	(50)%
Operating Margin	NM	8.7%
Adjusted Operating Margin	4.2%	8.7%

Sales in the segment grew 5 percent organically, due to increased radio systems deployments and implementations.  Operating income decreased $115 million and adjusted operating income decreased $4 million.  The decrease in operating income was due to charges of $111 million associated with the termination of the New York State Statewide Wireless Network contract.  The decrease in the adjusted operating margin was primarily related to a lower-margin sales mix.

ABOUT TYCO ELECTRONICS

Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, undersea telecommunication systems and wireless systems, with 2008 sales of US$14.8 billion to customers in more than 150 countries.  We design, manufacture and market products for customers in industries from automotive, appliance and aerospace and defense to telecommunications, computers and consumer electronics.  With nearly 8,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics’ commitment is our customers’ advantage.  More information on Tyco Electronics can be found at www.tycoelectronics.com.

CONFERENCE CALL AND WEBCAST

The company will hold a conference call for investors today beginning at 8:30 a.m. EST.  The call can be accessed in three ways:

• At Tyco Electronics’ website: http://investors.tycoelectronics.com.

• By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (800) 230-1059.  The telephone dial-in number for participants outside the United States is (612) 234-9959.

• An audio replay of the conference call will be available beginning at 10:30 a.m. on Jan. 28, 2009 and ending at 11:59 p.m. on Feb. 4, 2009.  The dial-in number for participants in the United States is (800) 475-6701.  For participants outside the United States, the replay dial-in number is (320) 365-3844. The replay access code for all callers is 977906.

NON-GAAP MEASURES

“Organic Sales Growth,” “Adjusted Operating Income,” “Adjusted Earnings Per Share,” “Adjusted Operating Margin,” and “Free Cash Flow” (FCF) are non-GAAP measures and should not be considered replacements for GAAP results.

“Organic Sales Growth” is a useful measure used by the company to measure the underlying results and trends in the business.  The difference between reported net sales growth (the most comparable GAAP measure) and Organic Sales Growth (the non-GAAP measure) consists of the impact from foreign currency, acquisitions and divestitures.  Organic Sales Growth is a useful measure of the company’s performance because it excludes items that:  i) are not completely under management’s control, such as the impact of foreign currency exchange; or ii) do not reflect the underlying growth of the company, such as acquisition and divestiture activity.  It is also a component of the company’s compensation programs. The limitation of this measure is that it excludes items that have an impact on the company’s sales.  This limitation is best addressed by using organic sales growth in combination with the GAAP numbers. See the accompanying tables to this press release for the reconciliation presenting the components of Organic Sales Growth.

The company has presented its operating income before unusual items including costs related to legal settlements, restructuring costs, impairment charges and other income or charges (“Adjusted Operating Income”).  The company utilizes Adjusted Operating Income to assess segment level core operating performance and to provide insight to management in evaluating segment operating plan execution and underlying market conditions.  It is also a significant component in the company’s incentive compensation plans. Adjusted Operating Income is a useful measure for investors because it better reflects the company’s underlying operating results, trends and the comparability of these results between periods.  The difference between Adjusted Operating Income and operating income (the most comparable GAAP measure) consists of the impact of charges related to litigation settlement costs, restructuring costs and other income or charges that may mask the underlying operating results and/or business trends.  The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease the company’s reported operating income. This limitation is best addressed by using Adjusted Operating Income in combination with operating income (the most comparable GAAP measure)

in order to better understand the amounts, character and impact of any increase or decrease on reported results.

The company has presented adjusted diluted earnings per share, which is earnings per share from continuing operations before unusual items, including costs related to legal settlements, restructuring costs, impairment charges, loss on retirement of debt and other income or charges (“Adjusted Earnings Per Share”). The company presents Adjusted Earnings Per Share because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods since it excludes the impact of unusual items, which may recur occasionally, but tend to be irregular as to timing, thereby making comparisons between periods more difficult. This limitation is best addressed by using Adjusted Earnings Per Share in combination with earnings per share (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

The company has presented its operating margin before unusual items including costs related to legal settlements, restructuring costs and other income or charges (“Adjusted Operating Margin”).  The company presents and forecasts its Adjusted Operating Margin before unusual items to give investors a perspective on the underlying business results.  Because the company cannot predict the amount and timing of such items and the associated charges or gains that will be recorded in the company’s financial statements, it is difficult to include the impact of those items in the forecast.

“Free Cash Flow” (FCF) is a useful measure of the company’s cash generation which is free from any significant existing obligation.  The difference between cash flows from operating activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists mainly of significant cash outflows that the company believes are useful to identify.  FCF permits management and investors to gain insight into the number that management employs to measure cash that is free from any significant existing obligation.  The difference reflects the impact from:

•                  net capital expenditures,

•                  voluntary pension contributions, and

•                  cash impact of unusual items.

Net capital expenditures are subtracted because they represent long-term commitments.  Voluntary pension contributions are subtracted from the GAAP measure because this activity is driven by economic financing decisions rather than operating activity.  The company forecasts its cash flow results excluding any voluntary pension contributions because it has not yet made a determination about the amount and timing of any future such contributions.  In addition, the company’s forecast excludes the cash impact of unusual items because the company cannot predict the amount and timing of such items.

The limitation associated with using FCF is that it subtracts cash items that are ultimately within management’s and the Board of Directors’ discretion to direct and that therefore may imply that there is less or more cash that is available for the company’s programs than the most comparable GAAP measure.  This limitation is best addressed by using FCF in combination with the GAAP cash flow numbers.

FCF as presented herein may not be comparable to similarly-titled measures reported by other companies.  The measure should be used in conjunction with other GAAP financial measures.  Investors are urged to read the company’s financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company’s total cash and cash equivalents for the period.  See the accompanying tables to this press release for a cash flow statement presented in accordance with GAAP and a reconciliation presenting the components of FCF.

FORWARD-LOOKING STATEMENTS

This release may contain certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Examples of factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, business, economic, competitive and regulatory risks, such as recent developments in the credit markets; conditions affecting demand for products, particularly the automotive industry and the telecommunications, computer and consumer electronics industries; competition and pricing pressure; fluctuations in foreign currency exchange rates; political, economic and military instability in countries outside the U.S.; compliance with current and future environmental and other laws and regulations; and the possible effects on us of changes in tax laws, tax treaties and other legislation. Tyco Electronics has no intention and is under no obligation to update or alter (and expressly disclaims any such intention or obligation to do so) its forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law.  More detailed information about these and other factors is set forth in Tyco Electronics’ Annual Report on Form 10-K/A for the fiscal year ended September 26, 2008, as well as in current reports on Form 8-K and other reports filed by Tyco Electronics.

# # #

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarters Ended
	December 26,	December 28,
	2008	2007
	(in millions, except per share data)

Net sales	$2,809	$3,558
Cost of sales	2,255	2,666
Gross income	554	892
Selling, general, and administrative expenses	489	399
Litigation settlement	9	—
Restructuring and other charges, net	77	21
(Loss) income from operations	(21)	472
Interest income	6	10
Interest expense	(42)	(50)
Other (expense) income, net	(1)	592
(Loss) income from continuing operations before income taxes and minority interest	(58)	1,024
Income tax benefit (expense)	23	(155)
Minority interest	(2)	(1)
(Loss) income from continuing operations	(37)	868
Income from discontinued operations, net of income taxes	—	81
Net (loss) income	$(37)	$949

Basic (loss) earnings per share:
(Loss) income from continuing operations	$(0.08)	$1.75
Income from discontinued operations	—	0.16
Net (loss) income	$(0.08)	$1.91

Diluted (loss) earnings per share:
(Loss) income from continuing operations	$(0.08)	$1.74
Income from discontinued operations	—	0.16
Net (loss) income	$(0.08)	$1.90

Weighted-average number of shares outstanding:
Basic	459	496
Diluted	459	499

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 26,	September 26,
	2008	2008
	(in millions, except share data)
Assets
Current Assets:
Cash and cash equivalents	$545	$1,086
Accounts receivable, net of allowance for doubtful accounts of $41 and $42, respectively	2,207	2,726
Inventories	2,306	2,312
Prepaid expenses and other current assets	548	767
Deferred income taxes	203	204
Total current assets	5,809	7,095
Property, plant, and equipment, net	3,406	3,517
Goodwill	7,016	7,068
Intangible assets, net	472	486
Deferred income taxes	2,053	1,915
Receivable from Tyco International Ltd. and Covidien Ltd.	1,220	1,218
Other assets	270	301
Total Assets	$20,246	$21,600

Liabilities and Shareholders’ Equity
Current Liabilities:
Current maturities of long-term debt	$1	$20
Accounts payable	1,232	1,469
Accrued and other current liabilities	1,281	1,596
Deferred revenue	203	247
Total current liabilities	2,717	3,332
Long-term debt	3,018	3,161
Long-term pension and postretirement liabilities	722	721
Deferred income taxes	285	289
Income taxes	2,299	2,291
Other liabilities	686	723
Total Liabilities	9,727	10,517
Commitments and contingencies
Minority interest	10	10
Shareholders’ equity:
Preferred shares, $0.20 par value, 125,000,000 shares authorized; none outstanding	—	—
Common shares, $0.20 par value, 1,000,000,000 shares authorized; 500,264,457 and 500,241,706 issued, respectively	100	100
Capital in excess:
Share premium	61	61
Contributed surplus	10,120	10,106
Accumulated earnings	1,026	1,141
Treasury stock, at cost, 42,262,226 and 36,904,702 shares, respectively	(1,390)	(1,264)
Accumulated other comprehensive income	592	929
Total Shareholders’ Equity	10,509	11,073
Total Liabilities and Shareholders’ Equity	$20,246	$21,600

TYCO ELECTRONICS LTD.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Quarters Ended
	December 26,	December 28,
	2008	2007
	(in millions)
Cash Flows From Operating Activities:
Net (loss) income	$(37)	$949
Income from discontinued operations, net of income taxes	—	(81)
(Loss) income from continuing operations	(37)	868
Adjustments to reconcile net cash provided by operating activities:
Non-cash restructuring and other charges, net	10	7
Depreciation and amortization	132	134
Deferred income taxes	(110)	42
Provision for losses on accounts receivable and inventory	91	8
Tax sharing income	(2)	(592)
Other	20	49
Changes in assets and liabilities, net of the effects of acquisitions and divestitures:
Accounts receivable, net	489	(32)
Inventories	(138)	(128)
Other current assets and accrued and other current liabilities	(161)	(159)
Accounts payable	(206)	5
Income taxes	22	46
Deferred revenue	(49)	113
Other	(28)	26
Net cash provided by continuing operating activities	33	387
Net cash provided by discontinued operating activities	—	6
Net cash provided by operating activities	33	393
Cash Flows From Investing Activities:
Capital expenditures	(116)	(126)
Proceeds from sale of property, plant, and equipment	4	4
Proceeds from divestiture of discontinued operations, net of cash retained by businesses sold	23	102
Other	(4)	(9)
Net cash used in continuing investing activities	(93)	(29)
Net cash used in discontinued investing activities	—	(3)
Net cash used in investing activities	(93)	(32)
Cash Flows From Financing Activities:
Net (decrease) increase in commercial paper	(400)	505
Repayment of long-term debt	(19)	(700)
Proceeds from long-term debt	190	100
Repurchase of common shares	(152)	(232)
Payment of common dividends	(74)	(70)
Proceeds from exercise of share options	—	19
Other	(2)	(6)
Net cash used in continuing financing activities	(457)	(384)
Net cash used in discontinued financing activities	—	(6)
Net cash used in financing activities	(457)	(390)
Effect of currency translation on cash	(24)	6
Net decrease in cash and cash equivalents	(541)	(23)
Less: net decrease in cash and cash equivalents related to discontinued operations	—	3
Cash and cash equivalents at beginning of period	1,086	942
Cash and cash equivalents at end of period	$545	$922

Supplemental Cash Flow Information:
Income taxes paid, net of refunds	$64	$81

Reconciliation to Free Cash Flow:
Net cash provided by continuing operating activities	$33	$387
Capital expenditures, net	(112)	(122)
Free cash flow (1)	$(79)	$265

(1) Free cash flow is a non-GAAP measure. See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.

CONSOLIDATED SEGMENT DATA (UNAUDITED)

	For the Quarters Ended
	December 26,		December 28,
	2008		2007
	($ in millions)
Net Sales:
Electronic Components	$1,992		$2,640
Network Solutions	456		512
Undersea Telecommunications	265		314
Wireless Systems	96		92
Total	$2,809		$3,558

(Loss) Income from Operations:
Electronic Components	$12	0.6%	$352	13.3%
Network Solutions	45	9.9%	69	13.5%
Undersea Telecommunications	38	14.3%	43	13.7%
Wireless Systems	(107)	(111.5)%	8	8.7%
Litigation settlement	(9)		—
Total	$(21)	(0.7)%	$472	13.3%

TYCO ELECTRONICS LTD.

NET SALES GROWTH RECONCILIATION (UNAUDITED)

						Percentage of
						Segment’s Total
						Net Sales for the
	Change in Net Sales for the Quarter Ended December 26, 2008					Quarter Ended
	versus Net Sales for the Quarter Ended December 28, 2007					December 26,
	Organic (1)		Translation (2)	Total		2008
	($ in millions)
Electronic Components (3):
Automotive	$(330)	(30.7)%	$(50)	$(380)	(35.4)%	35%
Communications	(45)	(18.6)	(4)	(49)	(20.2)	10
Computer	(79)	(30.0)	1	(78)	(29.7)	9
Industrial	(15)	(8.7)	—	(15)	(9.1)	7
Appliance	(27)	(22.0)	(3)	(30)	(24.2)	5
Aerospace and Defense	1	0.8	(5)	(4)	(4.4)	4
Consumer Electronics	(9)	(18.2)	1	(8)	(15.7)	2
Other	(69)	(10.9)	(15)	(84)	(13.3)	28
Total	(573)	(21.7)	(75)	(648)	(24.5)	100
Network Solutions (3):
Energy	7	3.2	(22)	(15)	(6.6)	47
Building Networks	(6)	(5.4)	(8)	(14)	(11.7)	23
Communication Service Provider	(6)	(4.8)	(13)	(19)	(16.0)	22
Other	(6)	(13.8)	(2)	(8)	(17.4)	8
Total	(11)	(2.2)	(45)	(56)	(10.9)	100%
Undersea Telecommunications	(49)	(15.7)	—	(49)	(15.6)
Wireless Systems	4	4.6	—	4	4.3
Total	$(629)	(17.7)%	$(120)	$(749)	(21.1)%

(1) Represents the change in net sales resulting from volume and price changes, before consideration of acquisitions, divestitures, and the impact of changes in foreign currency exchange rates.   Organic net sales growth is a non-GAAP measure.   See description of non-GAAP measures in this release.

(2) Represents the change in net sales resulting from changes in foreign currency exchange rates.

(3) Industry end market information about net sales is presented consistently with our internal management reporting and may be periodically revised as management deems necessary.

TYCO ELECTRONICS LTD.

ADJUSTED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

For the Quarter Ended December 26, 2008

		Adjustments
		Restructuring	State of		Adjusted
		and Other	New York	Other Items,	Results
	US GAAP	Charges, Net	Contract	Net (1)	(Non-GAAP) (2)
	(in millions, except per share data)

Net sales	$2,809	$—	$—	$—	$2,809
Cost of sales	2,255	(1)	(61)	—	2,193
Gross income	554	1	61	—	616
Selling, general, and administrative expenses	489	—	(50)	(8)	431
Litigation settlement	9	—	—	(9)	—
Restructuring and other charges, net	77	(77)	—	—	—
(Loss) income from operations	(21)	78	111	17	185
Interest income	6	—	—	—	6
Interest expense	(42)	—	—	—	(42)
Other expense, net	(1)	—	—	—	(1)
(Loss) income from continuing operations before income taxes and minority interest	(58)	78	111	17	148
Income tax benefit (expense)	23	(23)	(42)	(3)	(45)
Minority interest	(2)	—	—	—	(2)
(Loss) income from continuing operations	$(37)	$55	$69	$14	$101

Basic (loss) earnings per share:
(Loss) income from continuing operations	$(0.08)				$0.22
Diluted (loss) earnings per share:
(Loss) income from continuing operations	$(0.08)				$0.22
Weighted-average number of shares outstanding:
Basic	459				459
Diluted	459				461

ADJUSTED CONSOLIDATED (LOSS) INCOME FROM OPERATIONS BY SEGMENT (UNAUDITED)

For the Quarter Ended December 26, 2008

		Adjustments
		Restructuring	State of		Adjusted
		and Other	New York	Other Items,	Results
	US GAAP	Charges, Net	Contract	Net (1)	(Non-GAAP) (2)
	(in millions)
(Loss) Income from Operations:
Electronic Components	$12	$56	$—	$8	$76
Network Solutions	45	19	—	—	64
Undersea Telecommunications	38	3	—	—	41
Wireless Systems	(107)	—	111	—	4
Litigation settlement	(9)	—	—	9	—
Total	$(21)	$78	$111	$17	$185

(1) Contains $9 million of costs related to the settlement of legacy securities litigation and $8 million of costs related to a product liability matter from several years ago.

(2) Adjusted results is a non-GAAP measure. See description of non-GAAP measures contained in this release.

TYCO ELECTRONICS LTD.

ADJUSTED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

For the Quarter Ended December 28, 2007

		Adjustments
		Restructuring		Adjusted
		and Other	Tax Sharing	Results
	US GAAP	Charges, Net	Income (1)	(Non-GAAP) (2)
	(in millions, except per share data)

Net sales	$3,558	$—	$—	$3,558
Cost of sales	2,666	—	—	2,666
Gross income	892	—	—	892
Selling, general, and administrative expenses	399	—	—	399
Restructuring and other charges, net	21	(21)	—	—
Income from operations	472	21	—	493
Interest income	10	—	—	10
Interest expense	(50)	—	—	(50)
Other income, net	592	—	(572)	20
Income from continuing operations before income taxes and minority interest	1,024	21	(572)	473
Income tax expense	(155)	(6)	—	(161)
Minority interest	(1)	—	—	(1)
Income from continuing operations	$868	$15	$(572)	$311

Basic earnings per share:
Income from continuing operations	$1.75			$0.63
Diluted earnings per share:
Income from continuing operations	$1.74			$0.62
Weighted-average number of shares outstanding:
Basic	496			496
Diluted	499			499

ADJUSTED CONSOLIDATED INCOME FROM OPERATIONS BY SEGMENT (UNAUDITED)

For the Quarter Ended December 28, 2007

		Adjustments
		Restructuring		Adjusted
		and Other	Tax Sharing	Results
	US GAAP	Charges, Net	Income (1)	(Non-GAAP) (2)
	(in millions)
Income from Operations:
Electronic Components	$352	$15	$—	$367
Network Solutions	69	5	—	74
Undersea Telecommunications	43	1	—	44
Wireless Systems	8	—	—	8
Total	$472	$21	$—	$493

(1) In connection with the adoption of FIN 48, the Company recorded income pursuant to its Tax Sharing Agreement with Tyco International and Covidien.

(2) Adjusted results is a non-GAAP measure.  See description of non-GAAP measures contained in this release.